Exhibit (d)(5)

PLEASE READ THIS DOCUMENT AND THE AGREEMENT CAREFULLY.

(This document is delivered to you at the time of conclusion of this contract pursuant to Article 15 of the Law Regulating Securities Investment Advisory Business.)

APPENDIX No. 15

to the Services Agreement by and between

Morgan Stanley Asset & Investment Trust Management Co., Limited

(Registration number of Investment Advisor:

Director General of the Kanto Financial Bureau No. 152,

Authorization number: Minister of Finance No. 118)

and Morgan Stanley Investment Management Inc.

dated as of February 15, 2002 (the “Agreement”)

PORTFOLIO NAME: The Universal Institutional Funds, Inc. – International Magnum Portfolio

Part A. Portfolio Details

Client Name: The Universal Institutional Funds, Inc. – International Magnum Portfolio
Account number: UFIMJP
Date of Management Agreement: May 31, 1997
Power of delegation:
Governing law and jurisdiction: Japan
Effective date of delegation to Adviser: August 11, 2003
Fund Manager: Kunihiko Sugio

Part B. Services requested hereby (specify “advisory services” or “discretionary management services”): Discretionary Management Services

Duties retained by the Manager: All other

The Agreement shall become effective as of the date first above written and shall remain in force until the date of termination of the investment management agreement between the Fund and the Manager (the “Management Agreement”) (but not later than two years after the date hereof) and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund and (ii) a majority of those Directors who are not parties to the Management Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

The Agreement may be terminated at any time, without the payment of any penalty, by the Manager or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser, on sixty days’ written notice to the other party. The Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Management Agreement.

The Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Directors of the Fund or by the vote of a majority of outstanding voting securities of the Fund and (ii) a majority of those Directors who are not parties to the Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

The terms “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested person” used in this Agreement, shall have the respective meanings specified in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

The attachment(s) to this Appendix (which is/are incorporated herein by reference) contain(s) the investment guidelines and restrictions and any other matters of which the Adviser needs to be aware to perform its obligations in relation to the Fund. Except as specified herein, the terms and conditions of the Agreement shall govern the obligations of the Manager and the Adviser with respect to the Fund.

Preferential right to business bond:

Parties to investment advisory agreements or discretionary investment agreements with the Adviser named herein have a preferential right over other creditors to the business bond deposited by the Adviser with respect to any claims arising from this Appendix or the Agreement.

Fees:

The fees payable to the Adviser by the Manager shall be such amount as is agreed from time to time by the Adviser and the Manager, but not to exceed the amount paid by the Fund to the Manager. The fee currently paid by Manager the to the Adviser is set forth on Schedule A to this Appendix, as may be amended from time to time.

As Manager, the undersigned hereby requests Services described herein:

MANAGER
Morgan Stanley Investment Management Inc.

By:	/s/ Randy Takian
Name:	Randy Takian
Title:	President

We acknowledge and agree to provide the Services described herein, as Adviser:

ADVISER

Morgan Stanley Asset & Investment Trust Management Co., Limited

By:	/s/ John R. Alkire
Name:	John R. Alkire
Title:	President and Representative Director

SCHEDULE A

As of December 10, 2009

Name of Fund	Fee
The Universal Institutional Funds, Inc.

International Magnum Portfolio	The Fund may have portfolio managers from one or more sub-advisers and from the Manager. Effective January 1, 2009, the Manager will retain 50% of the net advisory fees it receives from the Fund, after taking into account any fee waivers. The remaining 50% will be split between the Manager, the Adviser and any other sub-adviser, and paid out on a monthly basis, based on the relative percentage of assets under management of the Fund managed by the Adviser, each other sub-adviser and the Manager, as may be determined periodically.